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                                                               Exhibit (a)(5)(D)


                                                                   PRESS RELEASE


[CREDIT SUISSE FIRST BOSTON LOGO]                     Corporate Communications

                                                      CREDIT SUISSE FIRST BOSTON
                                                      Eleven Madison Avenue
                                                      New York, NY 10010-3629

                                                     FOR IMMEDIATE RELEASE

             CREDIT SUISSE FIRST BOSTON (USA), INC. COMPLETES TENDER
                     OFFER FOR ITS SERIES B PREFERRED STOCK
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NEW YORK, NOVEMBER 29, 2001 - Credit Suisse First Boston (USA), Inc. today announced that it has completed its cash tender offer for its Fixed/Adjustable Rate Cumulative Preferred Stock, Series B (liquidation preference $50.00 per share) (NYSE: DLJPRB) (CUSIP # 257661 30 6).

The tender offer expired, as scheduled, at 9:00 a.m., New York City time, on Thursday, November 29, 2001. Based on a preliminary count of tendered shares, 3,410,887 shares have been validly tendered and not withdrawn (this count includes 1,500 shares tendered via guaranteed delivery) and accepted for payment at a price of $52.20 per share, plus accrued and unpaid dividends.

CSFB (USA) will pay for all shares today except those tendered via guaranteed delivery. The acceptance of these shares in the tender offer will result in CSFB
(USA)'s acquisition of approximately 97% of the outstanding shares.

CSFB (USA), formerly known as Donaldson, Lufkin & Jenrette, Inc., is a subsidiary of Credit Suisse Group and part of the Credit Suisse First Boston business unit and was acquired in November 2000 by Credit Suisse Group.



                                      # # #
Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and retail online brokerage services. CSFB operates in over 89 locations across more than 37 countries on 6 continents. The Firm is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit our Web site at http://www.csfb.com.




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Press Contacts: Pen Pendleton     CSFB - New York                (212) 325-2590